GENICOM PRESS RELEASE

For Further Information:
Paul T. Winn                   James C. Gale
President and Chief            Senior Vice President
Executive Officer              Finance and Chief
703/802-9237                   Financial Officer
                               703/802-9259
FOR IMMEDIATE RELEASE

         GENICOM TO ACQUIRE PRINTER SYSTEMS CORPORATION
         Transaction Will Enhance Laser Printer Business

Chantilly, VA - - February 15, 1995 - - GENICOM Corporation (Nasdaq-NNM:GECM) today announced the signing of a definitive agreement with Printer Systems Corporation ("PSC") to acquire substantially all of PSC's outstanding common and preferred shares for consideration aggregating to potentially $4.8 million. Of the consideration $2.0 million is payable at closing and over the three years subsequent to closing. The remaining balance of up to $2.8 million in additional consideration is contingent upon attainment of performance objectives during the three years subsequent to closing.

The transaction is subject to approval by the Board of Directors of both companies, certain third party consents and customary filings. The purchase price will be funded from GENICOM's current credit facilities.

Paul T. Winn, President and CEO of GENICOM, said, "This acquisition will assist us to broaden our Page Printer Product line, increase penetration in the IBM compatible market and build on our value added application solution strategy. It also is synergistic with our impact offerings addressing the IBM compatible market by providing our customers an alternative technology. PSC is well-respected for its broad line of products, portfolio of software and hardware skills, and presence in the IBM client server market. GENICOM has a strong heritage in impact and non-impact printing technologies. Together, we will offer a broad range of printing solutions to meet focused customer applications.

"Taking advantage of our combined strengths, our objective will be to continue the excellent relationships with PSC's key customers and vendors, expand our offerings to our current customer base and develop new customers for both lines of products. We expect PSC to favorably impact GENICOM's 1995 earnings," Mr. Winn said.

Mr. Winn also noted, "I am pleased to report that Arthur D.
Gallo, President and CEO of PSC, has agreed to the appointment of Vice President and General Manager of GENICOM's Page Printer
Business Unit."

PSC, with fiscal year 1994 revenues approximating $10.0 million, sells its products primarily through original equipment manufacturers who are some of the world's largest suppliers of IBM-compatible peripherals. PSC markets proprietary software and hardware technology for distributed communications, data stream management and imaging with emphasis on complex raster image command languages for laser printers and IBM network transmission protocols.

Arthur D. Gallo commented, "We look forward to joining the GENICOM team as this will broaden our capability to provide superior products and services to the IBM Client Server Market. Being apart of a larger organization should enable us to focus our combined resources in accomplishing our joint strategic goals."

As a result of the acquisition of Printer Systems Corporation, GENICOM will consolidate its page printer and controller development activities currently performed in Waynesboro, Virginia and Huntsville, Alabama (RASTEK) at PSC's location in Gaithersburg, Maryland.

GENICOM Corporation, through its worldwide operations, designs, manufactures, markets and services a wide range of computer printer technologies for general purpose applications as well as a line of hermetically sealed relays. Through its Enterprising Service Solutions business, GENICOM provides multivendor depot and field support, express parts and professional services. GENICOM had revenues of $233.8 million in 1994, and has its headquarters near Washington, D.C.